Exhibit 99.1

Itron Names Tom Deitrich Executive Vice President and Chief Operating Officer

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--August 5, 2015--Itron, Inc. (NASDAQ:ITRI) announced today that Tom Deitrich has been appointed executive vice president (EVP) and chief operating officer (COO).

Deitrich will join Itron in October, bringing more than 20 years of experience in global operations at leading technology firms, including Freescale Semiconductor, Inc. (Freescale); Flextronics International, Inc. (Flextronics); Sony Ericsson Mobile Communications, Inc. (Sony); and General Electric Corporation (GE). Throughout his career, he has held a number of executive management roles, during which he drove business-level strategies that transformed and significantly grew organizations during times of changing market conditions.

“Tom has a proven track record in running high-volume, blue-chip state-of-the-art global operations and extraordinary experience in designing and delivering quality networking and sensor products,” said Philip Mezey, Itron president and chief executive officer. “Given Tom’s expertise in driving business and technology innovations, he is a critical addition to Itron’s executive team as we align our market leadership with an enhanced focus on operational excellence.”

Deitrich most recently served as Senior Vice President and General Manager for Digital Networking at Freescale and has been in this position since 2012. Prior to his current role, he was Senior Vice President and General Manager of Freescale’s RF, Analog, Sensor, and Cellular Products Group from 2009 to 2012. Mr. Deitrich had other roles of increasing responsibility at Freescale from 2006 to 2009. Prior to Freescale, Mr. Deitrich worked for Flextronics, Sony, and GE.

“I’m pleased to join Itron’s executive leadership team at this very pivotal and transformational point for the company and the utility industry,” said Deitrich. “Itron is unlike any other company serving this industry right now—a technology innovator, a leader with decades of experience and a provider of mission-critical solutions—which enables customers to achieve business outcomes in the age of the Internet of Things. There is a tremendous amount of potential to drive shareholder value and profitably grow Itron. I am looking forward to being a part of Itron’s exciting future.”

Deitrich will succeed John Holleran as Itron COO. Holleran joined the company in 2007 and was named EVP and COO in January 2013. On May 4, 2015, Itron announced Holleran’s departure from the company. He will remain with Itron through 2015 to facilitate a smooth transition.

About Itron

Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world. Join us: www.itron.com.

CONTACT:
Itron, Inc.
Sharelynn Moore, 509-891-3524
Vice President, Corporate Marketing and Public Affairs
or
Barbara Doyle, 509-891-3443
Vice President, Investor Relations